EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PLASMATECH BIOPHARMACEUTICALS, INC.

AND

PLASMATECH MERGER SUB, INC.

AND

ABEONA THERAPEUTICS LLC

AND

MEMBER REPRESENTATIVE

DATED AS OF MAY __, 2015

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A – LLC Operating Agreement

Exhibit B - Letter of Transmittal

Exhibit C - Member Written Consent

ANNEXES

Annex A – Milestones

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made as of May 5, 2015, by and among PLASMATECH BIOPHARMACEUTICALS, INC., a Delaware corporation (“Parent”), PLASMATECH MERGER SUB, INC., a Delaware corporation (“Merger Sub”), ABEONA THERAPEUTICS LLC, an Ohio limited liability company (the “Company”), and Paul A. Hawkins, an individual, solely in his capacity as Member Representative (“Member Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the members of the Company in accordance with the Ohio Limited Liability Company Act (the “Ohio Act”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 4.3(c) of the Amended and Restated Operating Agreement of the Company dated October 31, 2014 (the “Operating Agreement”), a written consent of its members approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 1705.37 of the Ohio Act;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Pro Rata Interest” means the percentage necessary to ensure that the net consideration the Members receive under this Agreement is equal to the amount they would have received had the net consideration received by the Members under this Agreement been allocated pursuant to Section 3.1(a) of the Operating Agreement, taking into account the Closing Merger Consideration, the Portion of the Holdback Amount received by the Members, any Milestone Payments received by the Members, amounts paid by the Members pursuant to their indemnification obligations under this Agreement, and reimbursements made by the Members for Member Representative’s costs and expenses incurred in connection with this Agreement, for each Member as set forth on the Consideration Spreadsheet and as updated pursuant to Section 2.15(i).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Document(s)” means when used in reference to a particular person, any agreement, certificate, instrument, or other document executed or contemplated to be executed by such person in connection with the transactions contemplated hereby..

“Assets” has the meaning set forth in Section 3.09(a).

“Audit Notice” has the meaning set forth in Section 2.15(g).

“Audited Financial Statements” has the meaning set forth in Section 5.15.

“Balance Sheet” has the meaning set forth in Section 3.06(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a)(i).

“Basket” has the meaning set forth in Section 8.04(b).

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificates of Merger” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Merger Consideration” means the Merger Consideration, minus the Maximum Milestone Payments, and minus the Holdback Amount.

“Closing Transaction Expenses and Indebtedness Certificate” means a certificate executed by the President & Chief Executive Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” has the meaning set forth in Section 7.02(f)(ix).

“Closing Working Capital Statement” has the meaning set forth in Section 7.02(f)(ix).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” has the meaning set forth in Section 2.15(b).

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned, licensed to, or held for use by the Company, or under an obligation of assignment or option to the Company.

“Company IP Agreements” means all assignments, options, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consideration Determination Date” has the meaning set forth in Section 2.16(a).

“Consideration Spreadsheet” has the meaning set forth in Section 2.16(a).

“Contract” or “Contracts” means with respect to any Person, any contract, lease, sublease, deed, mortgage, license, sublicense or any other promise, instrument, note, commitment, understanding, arrangement, undertaking, indenture, joint venture, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by any property, business, operation or right of such Person is subject or bound.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.08(a).

“D&O Insurance Policies” has the meaning set forth in Section 5.08(b).

“D&O Tail Policy” has the meaning set forth in Section 5.08(b).

“Data” has the meaning set forth in Section 3.14(e).

“Debarred” has the meaning set forth in Section 3.14(c).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.03.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Membership Interests” has the meaning set forth in Section 2.08.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.03.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange” means NASDAQ Global Market or such other stock exchange on which Parent Common Stock is listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.09(b).

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the Federal Food, Drug and Cosmetic Act, as amended.

“FDA Ethics Policy” has the meaning set forth in Section 3.14(j).

“Financial Statements” has the meaning set forth in Section 3.06(a)(iii).

“FIRPTA Statement” has the meaning set forth in Section 6.09.

“First Milestone” means the milestone set forth on Annex A under the heading “First Milestone.”

“First Milestone Payment” has the meaning set forth in Annex A.

“Formation Date” means March 29, 2013.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Good Laboratory Practices” has the meaning set forth in Section 3.14(h).

“Government Contracts” has the meaning set forth in Section 3.08(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 3.14(k).

“Holdback Amount” means 397,976 shares of Parent Common Stock plus 10% of any Milestone Payment that is actually paid to the Members prior to the Holdback Amount Payment Date in accordance with terms of this Agreement.

“Holdback Amount Payment Date” means the date that is fifteen (15) months following the Closing Date.

“IND” means, with respect to the FDA, an Investigational New Drug application.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Instructions” has the meaning set forth in Section 2.09(c).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.06(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(b).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a)(iii).

“IRB” has the meaning set forth in Section 3.14(i).

“Key Product Candidates” means ABX-A and ABX-B.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means, when used with respect to the Company, the actual or constructive knowledge of Paul A. Hawkins or Tim Miller, after due inquiry.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means, when used with respect to the Parent or Merger Sub, the actual or constructive knowledge of Jeffrey Davis, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.09(c).

“Liabilities” has the meaning set forth in Section 3.06(c).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Majority Holders” has the meaning set forth in Section 10.01(b).

“Managers Recommendation” has the meaning set forth in Section 3.02(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of a party hereto, or (b) the ability of a party hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement; (ii) changes in law, rules or regulations or generally accepted accounting principles or the interpretation or method of enforcement thereof, except to the extent the Company is disproportionately affected relative to other participants in the markets or industries in which the Company conducts business; (iii) changes in the markets or industries in which the Company conducts business, except to the extent the Company is disproportionately affected relative to other participants in the markets or industries in which the Company conducts business; (iv) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (v) any action taken pursuant to or in accordance with this Agreement or at the request of Parent or Merger Sub; or (vi) any natural disaster, sabotage, terrorism, military action or war (whether or not declared) or the escalation thereof.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Maximum Milestone Payments” means the aggregate of the First Milestone Payment, the Second Milestone and the Third Milestone Payment.

“Member” means a holder of the Company’s Membership Interests at the time of Closing.

“Member Indemnitees” has the meaning set forth in Section 8.03.

“Member Representative” has the meaning set forth in the preamble.

“Member Representative Objection” has the meaning set forth in Section 2.15(c).

“Membership Interest” shall mean a Member’s share of cash distributions, other economic rights, and voting and other rights in the Company, including, without limitation, any rights as a holder of Units under the Operating Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (i) an aggregate number of shares of Parent Common Stock equal to 3,979,761, which in all events shall not exceed 19.9% of the outstanding shares of Parent Common Stock immediately prior to the Effective Time, unless Parent, in its sole discretion, has previously obtained Stockholder Approval to issue in excess of 19.9% of its outstanding shares of Parent Common Stock in connection with this Agreement, and (ii) the Maximum Milestone Payments, which in all events, including the shares of Parent Common stock in clause (i) above, shall not exceed 19.9% of the outstanding shares of Parent Common Stock immediately prior to the Effective Time, unless Parent has previously obtained Stockholder Approval to issue in excess of 19.9% of its outstanding shares of Parent Common Stock in connection with this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“MPS-IIIA” means Sanfilippo syndrome, or Mucopolysaccharidosis, subtype A.

“MPS-IIIB” means Sanfilippo syndrome type A or Mucopolysaccharidosis, subtype B.

“Milestones” means the First Milestone, the Second Milestone and the Third Milestone.

“Milestone Deadline Date” has the meaning set forth in Annex A.

“Milestone Failure Notice” has the meaning set forth in Section 2.15(c).

“Milestone Payments” means the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment.

“Milestone Period” has the meaning set forth in Section 2.15(f).

“Milestone Records” has the meaning set forth in Section 2.15(f).

“Multiemployer Plan” has the meaning set forth in Section 3.16(c).

“Nationwide” means Nationwide Children’s Hospital, Inc., located in Columbus, Ohio.

“NIH” has the meaning set forth in Section 3.08(a)(xi).

“Ohio Certificate of Merger” has the meaning set forth in Section 2.03.

“Ohio Act” has the meaning set forth in the Recitals.

“Operating Agreement” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the voting common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedules” means the Disclosure Schedules delivered by the Parent concurrently with the execution and delivery of this Agreement.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Insurance Policies” has the meaning set forth in Section 4.07.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Share Value” means the volume weighted average of the closing prices of sales of Parent Common Stock on the primary Exchange on which Parent Common Stock is listed or quoted for the ten (10) trading days ending on the trading day prior to the date of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or filed, or required to be obtained or filed, from or with Governmental Authorities including any authorizations required to conduct pre-clinical studies, animal studies, and clinical trials.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Portion” with regard to any payment made by Parent to any Member hereunder, including, the payment of the Merger Consideration, means the portion of such payment that is payable to such Member pursuant to Section 3.1(a) of the Operating Agreement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privacy Laws” has the meaning set forth in Section 3.14(n).

“Privacy Policies” has the meaning set forth in Section 3.14(n).

“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing Law.

“Pro Rata Interest” means for each Member the percentage equal to the total consideration received by such Member under this Agreement divided by the total consideration received by all of the Members under this Agreement, as set forth on the Consideration Spreadsheet and as updated in accordance with Section 2.15(j).

“Proxy Statement” has the meaning set forth in Section 5.14.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

“Real Property” has the meaning set forth in Section 3.10(a).

“Recall” has the meaning set forth in Section 3.14(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Replaced Adjusted Pro Rata Interest” has the meaning set forth in Section 2.15(i).

“Replaced Pro Rata Interest” has the meaning set forth in Section 2.15(j).

“Representative” means, with respect to any Person, any and all directors, officers, employees, managers, advisors, consultants, agents, Persons providing services or activities for, with, on behalf of, or in conjunction with the Company, but only to the extent of those services or activities, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Representative Accountant” has the meaning set forth in Section 2.15(g).

“Representative Fund” has the meaning set forth in Section 10.01(c).

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Member Approval” has the meaning set forth in Section 3.02(a).

“Rule 144” has the meaning set forth in Section 5.12.

“Satisfaction Date” has the meaning set forth in Section 2.15(b).

“Satisfied” or “Satisfaction” has the meaning set forth in Section 2.15(b).

“SEC” has the meaning set forth in Section 4.04(a).

“Second Milestone” means the milestone set forth on Annex A under the heading “Second Milestone.”

“Second Milestone Payment” has the meaning set forth in Annex A.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Approval” has the meaning set forth in Section 5.14.

“Stockholders Meeting” has the meaning set forth in Section 5.14.

“Stockholder Meeting Deadline” has the meaning set forth in Section 5.14.

“Straddle Period” has the meaning set forth in Section 6.05.

“Studies” has the meaning set forth in Section 3.14(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity (i) of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of the date of determination, owned by such Person or one or more Subsidiaries of such Person, or (ii) that is a variable interest entity in which such Person is the primary beneficiary, as determined in accordance with GAAP.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Tax Election” has the meaning set forth in Section 3.18(x).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real, personal or tangible property), real property gains, windfall profits, capital, net worth, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Milestone” means the milestone set forth on Annex A under the heading “Third Milestone.”

“Third Milestone Payment” has the meaning set forth in Annex A.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.08(b).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Union” has the meaning set forth in Section 3.17(b).

“Unit” means a unit of ownership in the Company having such rights and preferences as provided in the Operating Agreement, and shall include the Class A Units, Class B Units, Class C Units and Class D Units of the Company.

“Updated Adjusted Pro Rata Interest” has the meaning set forth in Section 2.15(i).

“Updated Pro Rata Interest” has the meaning set forth in Section 2.15(j).

“Update Report” has the meaning set forth in Section 2.15(h).

“Working Capital” means, as of the date specified, the Current Assets of the Company, less the Current Liabilities of the Company, all determined in accordance with GAAP.

“Written Consent” has the meaning set forth in Section 5.04.

ARTICLE II
THE MERGER

Section 2.01.   The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Act and the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the Ohio Act as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02.    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York, New York time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause (i) a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and (ii) a certificate of merger (the “Ohio Certificate of Merger,” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the Ohio Act and shall make all other filings or recordings required under the Ohio Act. The Merger shall become effective at such time as the Certificates of Merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, as applicable, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificates of Merger in accordance with the DGCL and the Ohio Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04.    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the Ohio Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 2.05.   Operating Agreement. At the Effective Time, the Operating Agreement of the Company shall be amended so as to read in its entirety as set forth in Exhibit A, and, as so amended, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 2.06.   Officers. The officers of Merger Sub, shall, from and after the Effective Time, be set forth in the Operating Agreement of the Surviving Entity, as may be amended from time to time in accordance with the provisions thereof.

Section 2.07.   Effect of the Merger on Membership Interest. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Member:

(a)          Conversion of Membership Interest. The Membership Interest held by each Member immediately prior to the Effective Time (other than Dissenting Membership Interests) shall be converted into the right to receive such Portion of the Closing Merger Consideration, the First Milestone Payment, if any, the Second Milestone Payment, if any, the Third Milestone Payment, if any, and the Holdback Amount paid to the Members, if any, without interest, as set forth in the Consideration Spreadsheet, at the times and upon the terms and subject to the conditions set forth in this Agreement.

(b)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable Membership Interest of the Surviving Entity.

Section 2.08.  Dissenting Membership Interests. Notwithstanding any provision of this Agreement to the contrary, including Section 2.07, Membership Interests issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters rights of such Membership Interests in accordance with Section 1705.41 of the Ohio Act (such Membership Interests being referred to collectively as the “Dissenting Membership Interests” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the Ohio Act with respect to such Membership Interests) shall not be converted into a right to receive a Portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1705.41 of the Ohio Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent pursuant to Section 1705.41 of the Ohio Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1705.41 of the Ohio Act, such Membership Interests shall be treated as if they had been converted as of the Effective Time into the right to receive the Portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.07(a), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for dissenters rights, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Ohio Act that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.09.   Surrender and Payment.

(a)          At the Effective Time, all Membership Interests outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.08, each holder of Membership Interests shall cease to have any rights as a Member of the Company.

(b)          Parent shall be appointed as of the Effective Time (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)          As promptly as practicable following the date hereof and in any event not later than two (2) Business Days prior to the Closing Date, each Member shall deliver to the Exchange Agent a duly completed and validly executed letter of transmittal substantially in the form of Exhibit B hereto (the “Letter of Transmittal”), together with written instructions regarding (i) the Person in whose name the Portion of the Closing Merger Consideration issuable to such holder shall be registered, and (ii) the Person to whom the certificate(s) representing such Parent Common Stock shall be delivered at Closing (collectively, subclauses (i) and (ii), the “Instructions”). Until such Letter of Transmittal is delivered, the Membership Interests shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Portion of the Merger Consideration as provided in Section 2.07(a).

(d)          The Exchange Agent shall as soon as practicable following the Effective Time, subject to the Exchange Agent’s receipt of such Member’s delivery of a Letter of Transmittal and Instructions, issue and deliver to such Member the certificate(s) representing such Member’s Portion of the Closing Merger Consideration in accordance with such Instructions.

(e)          If any portion of the Closing Merger Consideration is to be paid to a Person other than the Person in whose name the Membership Interest is registered, it shall be a condition to such payment that (i) the Exchange Agent be provided with reasonable evidence of the transfer of such Membership Interest to such Person, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Membership Interest or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Section 2.10.   No Further Ownership Rights in Company Membership Interests. All Merger Consideration paid or payable upon the delivery of a Letter of Transmittal in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Membership Interests, and from and after the Effective Time, there shall be no further registration of transfers of Membership Interests on the transfer books of the Surviving Entity. If, after the Effective Time, Letters of Transmittal with regard to Membership Interests which have not been surrendered in accordance with Section 2.09 are presented to the Surviving Entity, the Membership Interests so surrendered shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II and elsewhere in this Agreement.

Section 2.11.   Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. For the avoidance of doubt, issuances of Parent Common Stock will have no effect or adjustment to the Merger Consideration set forth in this Section 2.11.

Section 2.12.   Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 2.13.   Intentionally Omitted.

Section 2.14.   Holdback Amount. At the Closing, Parent shall retain the Holdback Amount solely to satisfy any reduction in the Merger Consideration to which Parent is entitled pursuant to the provisions of Article VIII, or any other provision of this Agreement. Subject to such provisions, Parent shall pay the Holdback Amount as follows:

(a)          Payments. Within ten (10) Business Days following the Holdback Amount Payment Date, Parent shall pay, deliver, or cause to be paid or delivered, to the Members the remaining Holdback Amount, if any, minus any portion thereof which Parent is directed or entitled to retain pursuant to Article VIII, or any other provision of this Agreement for amounts owed to Parent, by (i) paying to each Member its Portion of the remaining cash portion of the Holdback Amount, if any, and (ii) issuing to each Member a certificate evidencing such Member’s Portion of the remaining Parent Common Stock portion of the Holdback Amount, if any, in each case as set forth in Consideration Spreadsheet.

(b)          Letter of Transmittal. Only Members who have properly delivered a duly completed and validly executed Letter of Transmittal as set forth in Section 2.09(c) shall be entitled to receive any payment of the Holdback Amount, if any, payable pursuant to this Agreement.

Section 2.15.  Milestones. Subject to the terms and conditions of this Agreement, Parent shall pay to the Members the Milestone Payments (if any) as follows:

(a)          Milestone Payments. If Parent determines pursuant to Section 2.15(b) that a Milestone has been Satisfied on or prior to the Milestone Deadline Date applicable to such Milestone, Parent shall pay or cause to be paid to the Members the applicable Milestone Payments within ten (10) Business Days of the applicable Satisfaction Date with respect to such Milestone as set forth on Annex A, by delivering to each Member its Adjusted Pro Rata Interest of such Milestone Payment.

(b)          Satisfaction of Milestones. Parent, using its reasonable and good faith discretion, shall determine whether or not each Milestone has been fully satisfied (“Satisfied” or “Satisfaction”) and the date upon which such Satisfaction occurs (with respect to each Milestone, the “Satisfaction Date”). Parent shall consult in good faith with Member Representative when determining whether or not each Milestone has been Satisfied. This Section 2.15 shall not impose or imply any restriction or limitation on Parent’s right to conduct its business in its sole and absolute discretion. The Parent, itself or through one or more of its Affiliates, will use Commercially Reasonable Efforts to achieve each of the Milestones. For purposes of this Section 2.15(b), “Commercially Reasonable Efforts” means with respect to the efforts to be expended by Parent and its Affiliates with respect to the Milestones, reasonable, diligent, good faith efforts to accomplish any such Milestones as is commonly used in the biotechnology industry generally to accomplish a similar objective under similar circumstances by companies of similar size with similar resources as Parent, and such efforts will be substantially equivalent to those efforts and resources commonly used in the biotechnology industry generally by a biotechnology company for a product owned by it or to which it has rights, that is at a similar stage in its development and is of similar market potential as MPS-IIIA or MPS-IIIB taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability and commercial potential of the product, but without regard to any Milestone Payment due to be paid to the Members hereunder.

(c)          Milestone Satisfaction Dispute Resolution. In the event that Parent determines that a Milestone has not been Satisfied on or before the applicable Milestone Deadline Date, Parent shall deliver to Member Representative written notice of such failure to achieve the applicable Milestones setting forth in reasonable detail the basis for such determination (the “Milestone Failure Notice”) no later than ten (10) Business Days following the applicable Milestone Deadline Date. If Member Representative disagrees with Parent’s determination as set forth in the Milestone Failure Notice, Member Representative shall notify Parent in writing in detail of its disagreement and the basis therefor within ten (10) Business Days after receipt of such determination (the “Member Representative Objection”). If Member Representative Objection is not received by Parent within such ten (10) Business Day period, Parent’s determination shall be deemed final and binding for all purposes of this Agreement. If Parent does receive the Member Representative Objection within such ten (10) Business Day period, Parent and Member Representative shall attempt in good faith to resolve any disagreement for a period of thirty (30) days after Parent’s receipt of the Member Representative Objection. If Parent and Member Representative resolve their disagreement they shall set forth the agreement in a written document executed by Parent and Member Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If Parent and Member Representative are unable to resolve their disagreement within such thirty (30) day period, the parties shall submit such dispute to binding arbitration in Washington, D.C. before a single arbitrator, who shall have significant experience in biopharmaceutical clinical development disputes. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The costs of arbitration, including the fees of the arbitrator, shall be born equally one-half by Parent and one-half by the Members. Notwithstanding the foregoing, the arbitrator may, in the award, allocate all or a portion of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the other party.

(d)          Form of Milestone Payment. Parent may pay each Milestone Payment in cash, shares of Parent Common Stock or a combination thereof, in its sole discretion, subject in all cases to Stockholder Approval (for the avoidance of doubt, such Stockholder Approval shall not include the shares of Parent Common Stock held by the Members) to approve such issuance in Parent Common Stock. Shares of Parent Common Stock included in a Milestone Payment shall be valued at the Parent Share Value.

(e)          Tax Treatment of Contingent Payment. Any Milestone Payment shall be treated as including two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Reg. Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such Milestone Payment paid in Parent Common Stock, shares representing the principal component and any shares representing the interest component shall be represented by separate share certificates.

(f)          Recordkeeping. From the Closing Date until the earlier of (A) such time as all Milestone Payments have been paid by Parent, or Parent has caused them to be paid, pursuant to this Section 2.15 or (B) ninety (90) days after the expiration of the latest Milestone Deadline Date (the “Milestone Period”), Parent shall, and shall cause its applicable Affiliates to, maintain reasonable documentation, consistent with Parent’s customary practices and in compliance with applicable Laws, regarding its activities relating to seeking and obtaining the Milestones (the “Milestone Records”). Further, notwithstanding anything else to the contrary in this Section 2.15(f), Parent shall maintain the Milestone Records during any pending audit performed by Member Representative regarding the Milestone Payments.

(g)          Audit Rights. If Member Representative desires to pursue audit compliance with this Section 2.15, Member Representative shall give written notice to Parent of its desire to conduct such audit (the “Audit Notice”). Within ten (10) Business Days after Parent’s receipt of the Audit Notice, Parent shall afford Member Representative and an independent accounting firm engaged by Member Representative (the “Representative’s Accountant”) reasonable access, during normal business hours, to such information in the possession of Parent and its Affiliates as may reasonably be requested by Member Representative and the Representative’s Accountant for the purposes of determining compliance with this Section 2.15. Member Representative may deliver an Audit Notice no more often than one (1) time per year.

(h)          Reporting. Until the expiration of the Milestone Period, Parent shall provide Member Representative, on a semi-annual basis, on or about February 1st and August 1st of each year within such period, a written summary in reasonable detail regarding the status of its efforts to achieve the Milestones and Parent’s progress with respect thereto, including Parent’s then-current plans for progressing toward the achievement thereof (each such report, an “Update Report”). Within twenty (20) Business Days after delivery of an Update Report, if Member Representative requests in writing a meeting with representatives of Parent to discuss such report, Parent shall make available for such a meeting to be held in Parent’s offices one or more representatives (as determined by Parent); provided, however, that, for the avoidance of doubt, at any such meeting, other representatives (including counsel and advisors) of Parent and Member Representative may be present. Member Representative may not request more than two (2) meetings with the Buyer in any twelve (12) month period. In the absence of a timely written request by Member Representative for such a meeting, Parent shall not have any further obligations to hold any meeting. All information contained in any Update Report, or conveyed to Member Representative in any meeting or other communication regarding an Update Report, shall be subject to the confidentiality obligations set forth herein. Each of the Parent and Member Representative shall be solely responsible for bearing its own costs associated with exercising its rights or performing its obligation under this Section 2.15(h).

(i)          Adjusted Pro Rata Interest. At least three (3) Business Days before Parent’s payment of any Milestone, Member Representative will provide Parent with an updated calculation of each Member’s Adjusted Pro Rata Interest (the “Updated Adjusted Pro Rata Interest”) that will replace the previous percentage of such Member’s Adjusted Pro Rata Interest (the “Replaced Adjusted Pro Rata Interest”). After Member Representative delivers the Updated Adjusted Pro Rata Interest to Parent, all references in this Agreement to a Member’s Adjusted Pro Rata Interest shall be equal to the Updated Adjusted Pro Rata Interest and Parent will not use the Replaced Adjusted Pro Rata Interest for any future calculations. Member Representative’s delivery of each Member’s Updated Adjusted Pro Rata Interest to Parent will have no effect on previous calculations under this Agreement made using the Replaced Adjusted Pro Rata Interest.

(j)          Pro Rata Interest. At least three (3) Business Days before Parent’s payment of any Milestone, Member Representative will provide Parent with an updated calculation of each Member’s Pro Rata Interest (the “Updated Pro Rata Interest”) that will replace the previous percentage of such Member’s Pro Rata Interest (the “Replaced Pro Rata Interest”) effective as of the date Parent paid the most recent Milestone Payment to the Members. After Member Representative delivers the Updated Pro Rata Interest to Parent, all references in this Agreement to a Member’s Pro Rata Interest shall be equal to the Updated Pro Rata Interest. Member Representative’s delivery of each Member’s Updated Pro Rata Interest to Parent will have no effect on previous calculations under this Agreement made using the Replaced Pro Rata Interest.

(k)          Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.15 that are not characterized as interest in accordance with Section 2.15(e) shall, unless otherwise required by Law, be treated by the parties for Tax purposes as an adjustment to the consideration paid for the Membership Interests.

Section 2.16.   Consideration Spreadsheet.

(a)          At least three (3) Business Days before the Closing (the “Consideration Determination Date”), the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the President & Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time except as set forth below, the following:

(i)          the names and addresses of all Members;

(ii)         the Portion of the Merger Consideration payable to each Member;

(iii)        the Pro Rata Interest of the Members (effective as of the Effective Time); and

(iv)         the Adjusted Pro Rata Interest of the Members (effective as of the Effective Time).

(b)          Each Member consents and agrees that, for the purposes of determining the Member’s Portion of the Merger Consideration, the value of the shares of Parent Common Stock shall be the Parent Share Value. The Members further agree that any Preferred Return (as defined in the Operating Agreement) will cease to accrue as of the Consideration Determination Date.

(c)          The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, the Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01.   Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Ohio and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02.   Authority; Board Approval.

(a)          The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Members representing more than seventy percent (70%) of the issued and outstanding Units of the Company (“Requisite Member Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Member Approval. The Requisite Member Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all Managers of the Company duly called and held or pursuant to a written consent and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Members, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1705.36 of the Ohio Act) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Ohio Act, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Members for adoption, and (iv) resolved to recommend that the Members adopt the “agreement of merger” set forth in this Agreement (collectively, the “Managers Recommendation”) and directed that such matter be submitted for consideration by the Members.

Section 3.03.  No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization of the Company or Operating Agreement (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Member Approval, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Company Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, as applicable.

Section 3.04.   Capitalization.

(a)          There are 189,950 Units issued and outstanding as of the close of business on the date of this Agreement.

(b)          Section 3.04(b) of the Company Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Units and the number of Units owned by such Person.

(c)          (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) the Company has no commitment to issue membership interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no undeclared or accrued and unpaid dividends with respect to any of the Company’s Membership Interests.

(d)          Except as set forth on Section 3.04(d) of the Company Disclosure Schedules, all issued and outstanding Units are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Units were issued in compliance with applicable Law.

(e)          No outstanding Unit is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)          All distributions, dividends, repurchases and redemptions of the membership interest (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05.  No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06.   Financial Matters.

(a)          Financial Statements. Section 3.06(a) of the Company Disclosure Schedules contains complete copies of each of the following:

(i)          the Company’s audited balance sheet (the “Balance Sheet”) as at June 30, 2014 (the “Balance Sheet Date”) for the six month period then ended,

(ii)         the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2014 and December 31, 2013 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and

(iii)        the Company’s unaudited financial statements consisting of the balance sheet of the Company as of March 31, 2015, and the related statements of income and retained earnings, members’ equity and cash flow for three-month period then ended (the “Interim Financial Statements” and together with Balance Sheet and the Unaudited Financial Statements, the “Financial Statements”).

(b)          Compliance with GAAP, etc. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not, individually or in the aggregate, be materially adverse). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of March 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c)          Undisclosed Liabilities. Except as disclosed in Section 3.06(c) of the Company Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(d)          Banking Facilities. Section 3.06(d) of the Company Disclosure Schedules sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other similar arrangement and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 3.07.  Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.07 of the Company Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the Company Charter Documents;

(c)          split, combination or reclassification of any of its Units;

(d)          issuance, sale or other disposition of any of its Units or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Units;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its Units or redemption, purchase or acquisition of its Units;

(f)          material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)          entry into any Contract that would constitute a Material Contract;

(h)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)          transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)          any capital investment in, or any loan to, any other Person;

(m)          acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n)          any material capital expenditures;

(o)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)          any loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material assets or the business;

(q)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)          hiring or promoting any person as or to (as the case may be) an officer of the Company or hiring or promoting any employee below an officer of the Company except to fill a vacancy in the ordinary course of business;

(s)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)          except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)          purchase, lease or other acquisition of the right to own, use or lease any property or assets;

(x)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)          except for the Tax Election, action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, change any accounting method in regard to Taxes, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08.   Material Contracts.

(a)          Section 3.08(a) of the Company Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Company Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(c) of the Company Disclosure Schedules, being “Material Contracts”):

(i)          all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(ii)         all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 60 days’ notice;

(vi)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)        all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(viii)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)          all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xi)         any grants or research funding agreements, including agreements with the National Institutes of Health (“NIH”), as well as any collaboration agreements; and

(xii)        any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b)          Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Company or, to the Company's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Parent.

Section 3.09.   Assets.

(a)          Ownership of Assets. The Company has good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive, enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          statutory liens for current Taxes not yet due and payable;

(ii)         mechanics’, carriers’, workmen’s, repairmen’s or similar statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

(iii)        liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)          Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used in the operations of the Business of the Company and are adequate to conduct the business of the Company as currently being conducted by the Company.

(c)          Condition of Tangible Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company included in the Assets, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.10.   Real Property.

(a)          The Company does not own, nor has it ever owned, real property. Section 3.10(a) of the Company Disclosure Schedules set forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Real Property”).

(b)          Section 3.10(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

(c)          The Company has delivered or made available to Parent true, complete and correct copies of any leases of the Company for the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, Material Contract, or Company Permit. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11.   Intellectual Property.

(a)          Section 3.11(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)          No Governmental Authority grants were used in the conception or reduction to practice of any Company IP Registrations.

(c)          Section 3.11(c) of the Company Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(d)          Except as set forth in Section 3.11(d) of the Company Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in the Company's current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth in Section 3.11(d) of the Company Disclosure Schedules, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(e)          Except as set forth in Section 3.11(e) of the Company Disclosure Schedules, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(f)          Except as set forth on Schedule 3.11(f), to the Company’s Knowledge, the Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, the Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, all current and former employees, consultants and contractors of the Company who contributed to the creation or development of the Company Intellectual Property that is owned by the Company have executed Contracts that assign to the Company all of such Person’s rights to Intellectual Property in such contribution.

(g)          To the Company’s Knowledge, and, except as set forth on Section 3.11(g) of the Company Disclosure Schedules, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(h)          Except as set forth on Section 3.11(h) of the Company Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(i)          Each of Douglas M. McCarty and Haiyan Fu is (i) employed solely by Nationwide and (ii) not party to or bound by any Contract, either assignment, consulting or otherwise, pursuant to which any rights in or to Company Intellectual Property are granted to a third party.

Section 3.12.   Insurance. Section 3.12 of the Company Disclosure Schedules sets forth a true and complete list of each insurance policy of the Company (collectively, the “Insurance Policies”), including policy number, type, coverage, underwriter, and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.13.  Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Assets.

Section 3.14.  Compliance With Laws; Permits; Regulatory Matters.

(a)          The Company and, to the Company’s Knowledge, its Representatives have complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets, including, without limitation, the FDA Act (21 U.S.C. §§301 et seq.) and its implementing regulations. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.14 with respect to (i) Intellectual Property and related matters; (ii) applicable laws with respect to Taxes; (iii) ERISA and other employee benefit-related matters; (iv) labor law matters; or (v) Environmental Laws, and representations and warranties with respect to these matters are exclusively made in Sections 3.11, 3.15, 3.16, 3.18.

(b)          The Company and, to the Company’s Knowledge, its Representatives have all material Permits required to conduct their business, as it relates to the Company’s operations, and all such Permits are valid and in full force and effect (including all material Permits that may be required by the FDA, NIH or any other Governmental Authority engaged in the regulation of the operations of the Company’s business). All fees and charges with respect to such Permits as of the date hereof have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied. Section 3.14(b) of the Company Disclosure Schedules lists all current Permits issued to the Company or required for the conduct of activities related to the Company’s business, including those Permits issued and held by the Company’s Representatives for the Company’s business (the “Company Permits”), including the names of the Permits, the holder of the Permit, and their respective dates of issuance and expiration. All Company Permits are valid and in full force and effect and will continue to be so upon consummation of the transactions contemplated by this Agreement, except for such invalidity or failure to be in full force and effect that, individually or in the aggregate, would not be material to the Company taken as a whole. No event has occurred that, with or without notice lapse or limitation of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any Company Permit. The Company, and to the Company’s Knowledge, its Representatives, are in material compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not be material to the Company taken as a whole. The Company, and to the Company’s Knowledge, its Representatives, have not received any notice or other communication from any Governmental Authority regarding (i) any material adverse change in any Company Permit, or any failure to comply with any applicable Laws of any Governmental Authority or any term or requirement of any Company Permit or (ii) any lapse, revocation, withdrawal, suspension, cancellation, limitation, subjection to an integrity review, termination, material modification of, or any other action against any Company Permit.

(c)          (i) None of the Company and, to the Company’s Knowledge, any of its Representatives, have been convicted of any crime, engaged in any conduct, or have been the subject of any proceeding that has previously caused or would reasonable be expected to result in (A) debarment or suspension from participation in any activities or programs related to pharmaceutical product candidates or pharmaceutical products pursuant to 21 U.S.C. Section 335a; (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authority, (C) exclusion, debarment, suspension or ineligibility to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; (D) charging or conviction of a criminal or civil offense or otherwise named in an action that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other statute pertaining to the development, testing, manufacturing, labeling, packaging, distribution, sale, marketing, promotion, or advertising of drugs, biologics, devices, or health related products; or (E) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812 (collectively (A)-(E), “Debarred”); (ii) the Company, and to the Company’s Knowledge, the Company’s Representatives do not employ or use the services of, and are not a party to a Contract with any person who is Debarred; (iii) neither the Company nor, to the Knowledge of the Company, a Company Representative has employed, used the services of, or been a party to a Contract with any Person who, during the time when such Person was employed by, under contract with, or provided services to the Company or Representative, was Debarred; and (iv) neither the Company nor, to the Knowledge of the Company, and Representatives have received any notice or other communication from any Governmental Authority or any Person threatening, investigating, or pursuing Debarment.

(d)          Each of the product candidates of the Company (including the Key Product Candidates) is and has, among other things, being developed, tested, manufactured and held, shipped, and labeled, as applicable, by the Company, and, to the Knowledge of the Company, by the Representatives, in material compliance with the FDA Act and/or applicable Law, regulations and guidances issued by the FDA, NIH, and/or other Governmental Authority. No product candidate (including the Key Product Candidates) developed, manufactured, tested, held, shipped, or labeled by the Company or, to the Knowledge of the Company, a Company Representative, has been or has been requested by a Governmental Authority or Person to be recalled, withdrawn, removed, suspended or discontinued or otherwise corrected (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company, a Representative, nor any Governmental Authority has sought, is seeking, or has or is currently threatening or contemplating any Recall or seizure of the product candidates of the Company (including the Key Product Candidates). No proceedings (whether completed or pending) seeking the recall, withdrawal, removal, discontinuation, suspension or seizure of any such product candidate, pre-market approvals or other study authorizations, or marketing authorizations are pending, or to the Knowledge of the Company threatened, against the Company or, to the Company’s Knowledge, any Representative, nor have any such proceedings been pending at any time.

(e)          All material reports, documents, claims, notices and other submissions required to be filed, maintained, or furnished to the FDA, NIH, or other Governmental Authority by the Company or, to the Company’s Knowledge, a Company Representative have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except for any such reports, documents, claims or notices the failure of which to so file, maintain or furnish would not have a Material Adverse Effect with regard to the Company. For all pre-clinical studies, animal studies, and clinical trials conducted or being conducted by, in conjunction with, or on behalf of the Company or a Representative or otherwise contemplated by the Company or a Representative (collectively “Studies”), the Company has made available to Parent true, complete and correct copies of all study reports, protocols, and statistical analysis plans (collectively, the “Data”). All Data accurately, completely, and fairly reflects the results from and plans for the Studies. The Company has no knowledge of any other studies, the results of which are inconsistent with, or otherwise call into question, the Data. Except as reflected in the Data, the Company is not aware of any material facts or circumstances related to the safety or efficacy of any of the product candidates of the Company (including the Key Product Candidates) that was the subject of a Study that would materially and adversely affect the ability of the Company to receive, or otherwise delay the receipt of, regulatory approval for the marketing and commercialization of any of the product candidates of the Company (including the Key Product Candidates).

(f)          The Company has delivered to Parent each annual report filed by the Company or, to the Company's Knowledge, a Representative with the FDA, NIH, and any similar Governmental Authority with respect to any product candidates (including the Key Product Candidates), if any. The Company has delivered to Parent all material information in its possession about adverse drug experiences obtained or otherwise received by the Company or, to the Company's Knowledge, a Representative from any source, including information derived from clinical investigations, animal or pre-clinical investigations, and reports in the scientific literature, and unpublished scientific papers relating to any product candidate (including the Key Product Candidates).

(g)          The Company has delivered to Parent as of the date hereof (i) complete and correct copies of each investigational new drug application filed with the FDA and each similar regulatory filing made by or on behalf of the Company with any other Governmental Authority, including the NIH, and including all supplements and amendments thereto with respect to each product candidate (including the Key Product Candidate) and Study, in each case, if any (ii) all material correspondence or submissions including summaries of oral interactions sent to and received from the FDA, NIH, and similar Governmental Authority by the Company or, to the Company’s Knowledge, a Representative that concerns or would reasonably be expected to impact a product candidate (including the Key Product Candidates) of the Company or Study, if any and (iii) all existing written records relating to all material discussions and all meetings between the Company and the FDA, NIH, or similar Governmental Authority with respect to each product candidate (including the Key Product Candidates) or Study, if any.

(h)          The Studies have been and are being conducted in all material respects in accordance with all applicable Law and requirements of the FDA, NIH, and similar Governmental Authorities, including, but not limited to, as applicable, the requirements of “Good Laboratory Practice” as promulgated by the FDA under and in accordance with Title 21, Part 58 of the U.S. Code of Federal Regulations, and the applicable guidelines and standards published by the FDA that relate thereto, and the applicable principles of Good Laboratory Practice as promulgated by the European Commission under European Directives 2004/9/EC and 2004/10/EC, and the requirements of “Good Clinical Practice,” informed consent, and all other applicable requirements relating to protection of human subjects and the conduct of clinical trials contained in Title 21, Parts 50, 56, and 312, and in Title 45, Part 46 of the U.S. Code of Federal Regulations, and the applicable guidelines and standards published by the FDA and United States Department of Health and Human Services that relate to the conduct of clinical studies in humans, the applicable practices and standards described in the Guidelines on Principles of Good Clinical Practice in Conduct of EU Clinical Trials as promulgated by the European Commission under European Directive 2001/20/EC, and similar applicable standards, guidelines and regulations promulgated or otherwise required by the International Conference on Harmonisation (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (ICH E6).

(i)          Neither the Company nor, to the Company’s Knowledge, any Representative has received any written or other notice or communication from the FDA, NIH, any other Governmental Authority, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any Study, requiring or threatening the termination, suspension, material modification or restriction, delay, or clinical hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted, nor has any such action commenced. All Studies were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures and controls designed and approved for such Studies, with standard medical and scientific research procedures, and in accordance with any requirement of an IRB or other Person or board responsible for review of such Studies. All Studies have obtained all applicable approvals from an IRB or other Person or board responsible for review of such Studies. In the case of any Studies involving human subjects, all subjects, or their legal representatives, have provided their informed consent for participation. Section 3.14(i) of the Company Disclosure Schedules lists all clinical trial investigatory sites at which a Study is or has been conducted, identifying as to each such site whether the Company or Representatives has conducted a regulatory and quality assessment and audit of such site. To the Company’s Knowledge, each such site has been, and is in material compliance with applicable Law, regulations, and requirements of the FDA, NIH, or similar Governmental Authority. Section 3.14(i) of the Company Disclosure Schedules also lists all manufacturing sites used by the Company or a Representative conducting Studies with respect to the product candidates of the Company (including the Key Product Candidates). To the Company’s Knowledge, each site has been, and is in compliance with applicable Law, regulations, and requirements of the FDA, NIH, or similar Governmental Authority

(j)          The Company has not, and to the Company’s Knowledge, none of its Representatives, has made an untrue statement of a material fact or fraudulent or misleading statement to the FDA, NIH, or a Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, NIH or a Governmental Authority, or otherwise committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). Neither the Company nor, to the Company’s Knowledge, any Representatives is the subject of any pending or, to the Knowledge of the Company, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.

(k)          The Company and, to the Company’s Knowledge, its Representatives are in compliance with, and since the Company's incorporation, has complied with, in all material respects, all applicable security and privacy standards regarding protected health information, including, but not limited to, the standards under (i) the Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. § 1320d et seq.), as amended, and its implementing Administrative Simplification regulations related to the privacy of Protected Health Information and the Security Standards, as defined by law (45 C.F.R. parts 160, 162 and 164), also known as the HIPAA Privacy Rule (“HIPAA”), and the Standards for Electronic Transactions, the Security Standards and the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and (ii) any applicable state privacy Laws. No claims have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person or Governmental Authority alleging a violation of any privacy, personal or confidentiality rights under any applicable Laws. To the Company’s Knowledge, there has been no unauthorized access to, theft, breach or disclosure of or other misuse of that information. There has been no unauthorized disclosure by the Company, of electronic communications, patient data, clinical data or protected health information to any third party.

(l)          No Actions, investigations, lawsuits, or regulatory proceedings, are or have ever been pending, brought, or to the Company’s Knowledge, threatened by or before the FDA, NIH, the Centers for Medicare and Medicaid Services, the U.S. Office of Inspector General of the U.S. Health and Human Services, the U.S. Department of Justice, or other Person in which the Company or, to the Company’s Knowledge, a Representative was, is or will be made the defendant or respondent, nor are there any adverse judgments, decrees, or orders, currently in effect that have been issued by such Governmental Authority against the Company or to the Company’s Knowledge, a Representative.

(m)          The Company does not participate in (i) Medicare (42 U.S.C. §1395 et seq.), (ii) Medicaid (42 U.S.C. § 1396 et seq.), or other governmental payment program; and no income or revenue of the Company is derived from any of the foregoing.

(n)          The Company and, to the Company’s Knowledge, its Representatives are in material compliance with, and since its Formation Date, have complied with, in all material respects, all applicable Laws of all Governmental Authority, or any self-regulating organization, regarding privacy, security and/or data protection (collectively, “Privacy Laws”). The Company and, to the Company’s Knowledge, its Representatives have maintained, enforced and complied with in all material respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any Proprietary Information providing for, without limitation: (i) clear and conspicuous disclosure of the Company’s privacy, security and data protection practices, including collection, storage, use and disclosure of, and provision of access and corrections to any Proprietary Information, and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Proprietary Information. Neither this Agreement nor the transactions contemplated by this Agreement violate or will violate the terms and conditions of any Privacy Policies. To the Company’s Knowledge, no Proprietary Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

(o)          Neither the Company nor, to the Knowledge of the Company, its Representatives, including sites engaging in the manufacture and/or testing of the product candidates, and conduct of Studies, have received any notice or other communication from any Governmental Authority or other Person and is not aware that any Governmental Authority or other Person has or is alleging any violation of any Laws applicable to a Study, the product candidates of the Company (including the Key Product Candidates) or the Company’s operations. Without limiting the foregoing, neither the Company, nor to the Company’s Knowledge, its Representatives, have received, had threatened, had asserted, or have pending any Warning Letters, Untitled Letters, Cyber Letters, notices of violation, adverse inspectional findings, or FDA Form 483s, or other notice of enforcement action, including without limitation, any suspension, consent decree, corporate integrity agreement, monitoring agreement, settlement order, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other similar agreement or action relating to the conduct of the Company's business, the Studies, or the product candidates of the Company (including the Key Product Candidates).

Section 3.15.   Environmental Matters.

(a)          The operations of the Company and the business of the Company are and have been in compliance with all Environmental Laws and the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Company Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)          No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          The Company has not Released any Hazardous Materials in contravention of Environmental Law. The Company has not received any Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)          Section 3.15(e) of the Company Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)          Section 3.15(f) of the Company Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)          The Company has provided or otherwise made available to Parent and listed in Section 3.15(h) of the Company Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents that are in the possession of the Company with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.16.   Employee Benefit Matters.

(a)          Section 3.16(a) of the Company Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.16(a) of the Company Disclosure Schedules, each, a “Benefit Plan”).

(b)          With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)          Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.16(e) of the Company Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)          Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)          There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has since the Company’s incorporation been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)          There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.17.   Employment Matters.

(a)          Section 3.17(a) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)          The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)          The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 3.18.    Taxes.

(a)          All Tax Returns required to have been filed by the Company have been timely filed. Such Tax Returns were and remain true, complete and correct in all respects. All Taxes that have become due and payable by the Company (whether or not shown on any Tax Return) have been timely paid. At all times from the Formation Date to the effective date of the Tax Election, the Company was classified and treated as a partnership and not as an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes. At all times since the effective date of the Tax Election, the Company has been classified and treated as an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes.

(b)          The Company has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company does not have, and has never had, a branch, permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          Section 3.18(f) of the Company Disclosure Schedules sets forth:

(i)          the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)         those years for which examinations by the taxing authorities have been completed; and

(iii)        those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)          The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)          The Company has delivered to Parent copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2010.

(j)          The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested.

(k)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)          No private letter ruling, technical advice memorandum or similar agreement or ruling has been requested, entered into or issued by any taxing authority with respect to the Company.

(n)          The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)          The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Post-Closing Tax Period as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount or deferred revenue received on or before the Closing Date;

(iv)         any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)          any election under Section 108(i) of the Code.

(p)          The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)          The Company has not engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation with respect to a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or comparable provision of the Tax Laws of any jurisdiction other than the federal Laws of the United States. The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

(s)          There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)          Section 3.18(t) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)          No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(v)          All persons who hold the Company’s Units that at the time of acquisition were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable foreign, state and local Tax laws.

(w)          The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, application, approval or order of any Tax authority addressed to it or to any of its predecessors, and neither the Tax Election nor the Merger had or will have any adverse effect on the validity and effectiveness of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof), or other Tax reduction agreement, application, approval or order or otherwise result in the termination or recapture of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, application approval or order of any Tax authority.

(x)          Effective as of February 1, 2015, the Company elected to be classified as an association taxable as a corporation for federal tax purposes by filing IRS form 8832 (the “Tax Election”); prior to the effective date of the Tax Election, the Company was a domestic eligible entity classified as a partnership under the default rules set forth in Treasury Regulations Section 301.7701-3(b).

Section 3.19.  Books and Records. The minute books and stock record books of the Company, all of which have been delivered to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Members, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Members, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.20.  Related Party Transactions. No executive officer or director of the Company or any person owning 1% or more of the Membership Interests (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.21.  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.22.   Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent and Merger Sub by the Company and its Representatives, the Company and its Representatives have received and may continue to receive after the date hereof from Parent, Merger Sub and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its business and operations. The Company hereby acknowledges and agrees that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar; and (b) the Company hereby waives any claim against Parent, Merger Sub, or their respective Representatives with respect to any information described in this Section 3.22 unless any such information is expressly addressed or included in a representation or warranty contained in ARTICLE IV of this Agreement, and has relied solely on the results of its own independent investigation and on the representations, warranties, agreements and covenants made by Parent and Merger Sub and contained in this Agreement. Accordingly, the Company hereby acknowledges and agrees that none of Parent, Merger Sub, or their respective Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) unless any such information is expressly addressed or included in a representation or warranty contained in ARTICLE IV of this Agreement.

Section 3.23.  No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY DOCUMENTS, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED DIRECTLY OR INDIRECTLY HEREUNDER OR PURSUANT HERETO.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Parent Disclosure Schedules or the Parent SEC Documents, Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01.  Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02.   No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Delaware Certificate of Merger with the Secretary of State of Delaware.

Section 4.03.   No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04.    Financial Statements.

(a)          Parent has filed or furnished (as applicable) in a timely manner with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, filings, prospectuses and registration, proxy and other documents and statements required by it to be filed or furnished as applicable since and including January 1, 2015 under the Exchange Act (all such forms, reports, schedules, statements, filings, prospectuses and registration, proxy and other documents and statements filed by Parent with the SEC under the Exchange Act since January 1, 2015, together with all amendments thereto and including all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or period-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No Subsidiary of Parent is subject to periodic reporting requirements of the Exchange Act.

(c)          The records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or their accountants (including all means of access thereto and therefrom). Parent has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.05.   Ownership of Assets. Parent has good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive, enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible.

Section 4.06.   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07.   Parent Insurance Policies. Section 4.07 of the Parent Disclosure Schedules sets forth a true and complete list of each insurance policy of the Parent (collectively, the “Parent Insurance Policies”), including policy number, type, coverage, underwriter, and true and complete copies of such Parent Insurance Policies have been made available to the Company. Such Parent Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Parent has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Parent pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Parent is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy. The Parent Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Parent and are sufficient for compliance with all applicable Laws and Contracts to which Parent is a party or by which it is bound.

Section 4.08.   Legal Proceedings. Except as set forth in the Parent SEC Documents, there are no Actions pending or, to Parent’s Knowledge, threatened (a) against or by Parent or Merger Sub affecting any of their properties or assets; or (b) against or by Parent or Merger Sub that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Parent and Merger Sub, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.09.   Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which 22,232,135 shares of Parent Common Stock, are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)          Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) in Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or a Merger Sub on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Parent or Merger Sub. Other than as listed in Section 4.09(b) of the Parent Disclosure Schedules, neither Parent nor Merger Sub owns, directly or indirectly, any stock of or any other equity interest in any other Person.

(c)          The shares of Parent Common Stock to be issued pursuant to this Agreement will, upon issuance, be (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) voting stock.

(d)          There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 4.10.   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Merger Sub and Parent and their respective Representatives, Parent, Merger Sub and their Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Sub and Parent are familiar; and (b) Merger Sub and Parent hereby waive any claim against the Company or its Representatives with respect to any information described in this Section 4.10 unless any such information is expressly addressed or included in a representation or warranty contained in ARTICLE III of this Agreement, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Merger Sub and Parent hereby acknowledge and agree that neither the Company nor its Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) unless any such information is expressly addressed or included in a representation or warranty contained in ARTICLE III of this Agreement.

Section 4.11.   No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY DOCUMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

ARTICLE V
COVENANTS

Section 5.01.   Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts and other obligations when due;

(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)          not declare or pay any dividends or distributions on or in respect of any of its capital stock or redeem, purchase or acquire its membership units, or otherwise engage in any type of reorganization not contemplated by this Agreement; and

(j)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 5.02.   Access to Information.

(a)          From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement or Parent’s right to indemnification under this Agreement.

(b)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidential Disclosure Agreement, dated February 5, 2015, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03.   Intentionally Omitted.

Section 5.04.   Member Consent. The Company shall use its reasonable best efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Member Approval pursuant to written consents of the Members in the form attached hereto as Exhibit C (the “Written Consent”), which shall, among other things, specify that adoption of this Agreement shall constitute approval by the Members of: (i) the indemnification obligations of the Members set forth in Article VIII hereof; and (ii) the appointment of Paul A. Hawkins as the Member Representative, with the rights and responsibilities set forth in this Agreement. The materials submitted to the Members in connection with the Written Consent shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger, this Agreement and the Ancillary Agreements, and shall include the Managers Recommendation. Promptly following receipt of the Requisite Member Approval, the Company shall deliver a copy of such Written Consent to Parent.

Section 5.05.   Notice of Certain Events.

(a)          From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with regard to the Company, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the notice or consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)         any Actions commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Company Disclosure Schedules.

Section 5.06.  Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Parent at least two (2) Business Days prior to the Closing.

Section 5.07.   Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Company Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)          Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08.   Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Schedules, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          The parties agree to work together in good faith to obtain appropriate insurance policies for the Company and its directors, officers and managers for claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Insurance Policies”) and “tail” coverage for such D&O Insurance Policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors, officers, and managers of the Company as the D&O Insurance Policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(c)          The obligations of Parent and the Surviving Entity under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

Section 5.09.   Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.10.  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11.  Use of Working Capital. (a) The Company agrees that, from and after the date of this Agreement until the Effective Date, it shall only use its Working Capital on MPS-IIIA or MPS-IIIB clinical program goals, including, but not limited to, completion of MPS-IIIA preclinical studies, manufacturing of clinical vector, regulatory filings, conducting MPS-IIIA or MPS-IIIB clinical trials, and licenses for use of intellectual property related to any purpose described in this Section 5.11. (b) Parent agrees that, from and after the Effective Time, so long as the MPS-IIIA and/or MPS-IIIB clinical programs are in effect, it will cause the Surviving Entity to spend the Closing Working Capital on MPS-IIIA or MPS-IIIB clinical program goals, including, but not limited to, completion of MPS-IIIA preclinical studies, manufacturing of clinical vector, regulatory filings, conducting MPS-IIIA or MPS-IIIB clinical trials, and licenses for use of intellectual property related to any purpose described in this Section 5.11.

Section 5.12.  Rule 144 Obligations. With a view to making available to the Members the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Members to sell securities of Parent Common Stock issued pursuant to this Agreement to the public without registration (“Rule 144”), for a period of one year after the Closing, at all times during which there are shares of Parent Common Stock issued pursuant to this Agreement outstanding that have not been previously (i) sold to or through a broker or dealer or underwriter in a public distribution or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof, in the case of either clause (i) or clause (ii) in such a manner that, upon the consummation of such sale, all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale, Parent agrees to use commercially reasonable efforts to:

(a)          make and keep public information available, as those terms are understood and defined in Rule 144;

(b)          file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act, so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)          furnish to each Member so long as such Member continues to owns Parent Common Stock issued pursuant to this Agreement, promptly upon request, (i) a written statement by Parent, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, and (ii) such other information as may be reasonably requested to permit the Members to sell such securities pursuant to Rule 144 without registration.

Section 5.13.   Listing Compliance. Parent is in compliance with the requirements of the Exchange for continued listing of the Parent Common Stock thereon. For a period of one year after the Closing, Parent will not take any action designed to, or likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or the listing of the Parent Common Stock on the Exchange and will take all appropriate actions to ensure that the Parent Common Stock remains listed on the Exchange. Notwithstanding the foregoing, Parent shall take any actions the board of directors of Parent determines to be in its best interests, including, but not limited to, matters with respect to its registration under the Exchange Act or the listing on the Exchange.

Section 5.14.    Stockholder Approval. Parent will provide each stockholder entitled to vote at a special meeting of stockholders of Parent (the “Stockholders Meeting”), which will be promptly called and held no later than ninety (90) days following the Closing Date (subject to extension for any SEC review) (the “Stockholder Meeting Deadline”), a proxy statement meeting the requirements of Section 14 of the Exchange Act, and the related rules and regulations promulgated thereunder (the “Proxy Statement”) soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions approving Parent’s ability to issue any of the Milestone Payments, or portions thereof, in shares of Parent Common Stock in accordance with applicable law, the rules and regulations of the Exchange, Parent’s certificate of incorporation and by-laws and the DGCL (“Stockholder Approval”), and Parent will use its commercially reasonable efforts to solicit the Stockholder Approval of such resolutions and to cause the board of directors of Parent to recommend to the stockholders that they approve such resolutions. For the avoidance of doubt, none of the Members receiving Parent Common Stock as Closing Merger Consideration will be entitled to vote at any such Stockholders Meeting. Parent will keep Member Representative apprised of the status of matters relating to the Proxy Statement and the Stockholders Meeting, including promptly furnishing Member Representative and its counsel with copies of notices or other communications related to the Proxy Statement, the Stockholders Meeting or the transactions contemplated hereby received by Parent from the SEC or the Exchange. If, despite Parent’s commercially reasonable efforts, Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall not thereafter have any obligation to continue to try to obtain such approval.

Section 5.15.    Financial Statements. On or before the Closing Date, the Company shall deliver to Parent audited financial statements consisting of the audited balance sheet of the Company as at December 31, 2014 and December 31, 2013, and the related statements of income, cash flows and members’ equity for the years then ended, accompanied by the independent auditors’ report of SS&G, Inc., the Company’s certified public accountants (collectively, the “Audited Financial Statements”).

Section 5.16.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE VI
TAX MATTERS

Section 6.01.    Tax Covenants.

(a)          Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Members shall not make or change any election in respect of Taxes (other than the Tax Election), adopt or request permission of any Tax authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any application for, negotiate or conclude a Tax ruling or arrangement with a Tax authority, whether or not in connection with the Merger, in each case, except as explicitly contemplated in this Agreement. The Company shall timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall timely pay and discharge as they become due and payable all Taxes (other than Taxes contested in good faith by the Company in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, may by law become a lien or charge upon its properties.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Members when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

(c)          For federal (and applicable state and local) income tax purposes, the parties shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by applicable Law. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 6.02.   Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03.    Tax Indemnification. Except to the extent treated as a Current Liability in the calculation of Closing Working Capital, the Members shall, severally and not jointly (in accordance with their Pro Rata Interest), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VI; (c) all Pre-Closing Taxes and any Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (including, without limitation, any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction (including, without limitation, the Tax Election) occurring before the Closing. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Members shall, severally and not jointly (in accordance with their Pro Rata Interest), reimburse Parent for any Taxes of the Company that are the responsibility of the Members pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Parent or the Company.

Section 6.04.   Tax Returns.

(a)          The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Notwithstanding anything herein to the contrary, Member Representative shall prepare and timely file, or cause to be prepared and timely filed, any federal U.S. Return of Partnership Income, Forms 1065 and applicable schedules thereto, on behalf of the Company, with respect to any period prior to the effective date of the Tax Election, regardless of whether such partnership return is due on or before the Closing Date (taking into account any extensions); provided, that no such Tax Return shall be filed without Parent’s consent (which may be given or withheld in Parent’s absolute discretion) to the extent the Tax Return would be inconsistent in any respect with the representations and warranties in Section 3.18 if those representations and warranties were made as of the filing date of that Tax Return (or would cause those representations and warranties to become incorrect or untrue in any respect), or with applicable past practice (unless otherwise required by Law or change in relevant facts). Any such Tax Return shall be prepared in a manner consistent with any applicable past practice (unless otherwise required by Law or by change in relevant facts).

(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to a Pre-Closing Tax Period not filed by the Company under Section 6.04(a) and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with any applicable past practice (unless otherwise required by Law or a change in relevant facts) and, if it is an income Tax Return, shall be submitted by Parent to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Member Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Member Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne one half by Parent and one half by Member Representative on behalf of the Members. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

Section 6.05.   Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, other transactions, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the close of business on the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06.  Contests. Parent agrees to give written notice to Member Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Member Representative.

Section 6.07.   Cooperation and Exchange of Information. Member Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.

Section 6.08.   Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated by the parties for Tax purposes as an adjustment to the consideration paid for the Shares, unless otherwise required by Law.

Section 6.09.    FIRPTA Statement. The Company shall have delivered to Parent properly executed statements from the Company that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in the form and substance reasonably satisfactory to Parent, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing (the “FIRPTA Statement”).

Section 6.10.    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this ARTICLE VI shall terminate after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.11.   Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern and the corresponding provision in Article VIII shall not apply.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01.   Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          This Agreement shall have been duly adopted by the Requisite Member Approval.

(b)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)          The Company shall have provided all notices and received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 3.03 in form and substance reasonably satisfactory to Parent, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02.  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of the Company contained in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization), and Section 3.21 (Brokers), the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization) and Section 3.21 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 3.03 of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(f)          The Company shall have delivered to Parent the following:

(i)          resignations of the directors and officers of the Company pursuant to Section 5.06;

(ii)         the Audited Financial Statements pursuant to Section 5.15;

(iii)        a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Members approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are (A) true and complete copies of all required approvals and consents authorizing the execution, delivery and performance of the Tax Election and (B) copies of filings made in connection with the Tax Election;

(vi)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii)        at least three (3) Business Days prior to the Closing, the Closing Transaction Expenses and Indebtedness Certificate, and, evidence that, immediately prior to Closing, of the payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses or Indebtedness as set forth on the Closing Transaction Expenses and Indebtedness Certificate;

(viii)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(ix)         evidence reasonably satisfactory to Parent that the Company’s Working Capital as of the close of business on the day before the Closing Date is at least equal to $3,300,000 (the “Closing Working Capital”), taking into account the Company’s covenant in Section 5.11 of this Agreement, together with the calculation of the Closing Working Capital (the “Closing Working Capital Statement”), and a certificate of the President and Chief Executive Officer that the Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end;

(x)          the Consideration Spreadsheet contemplated in Section 2.16;

(xi)         the FIRPTA Statement; and

(xii)        such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(g)          Members of no more than 5% of the outstanding Membership Interests as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters rights pursuant to Section 1705.41 of the Ohio Act with respect to such Membership Interests.

Section 7.03.         Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.06 (Brokers), the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.06 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          From the date of this Agreement, there should not have occurred any Material Adverse Effect with regard to Parent, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with regard to Parent.

(e)          Parent shall have delivered to the Company (or such other Person as may be specified herein) the following:

(i)          a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(ii)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iv)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent setting forth the issued and outstanding shares capital stock of Parent as of the Closing Date.

(f)          such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01.  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.18, whose survival period is set out in ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months following the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Qualification of Company), Section 3.02(a) (Authority), Section 3.03 (No Conflict), Section 3.04 (Capitalization), Section 3.11 (Intellectual Property), Section 3.21 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.06 (Brokers) shall survive indefinitely, (b) Section 3.15 (Environmental Matters) shall terminate 6 years after the Closing, and (c) Section 3.16 (Employee Benefit Matters) shall terminate after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI, whose survival period is set out in ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02.  Indemnification by Members. Subject to the other terms and conditions of this ARTICLE VIII, the Members shall severally and not jointly (in accordance with their Pro Rata Interest) indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.18, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c)          any claim made by any Member relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet; or

(d)          any amounts paid to the holders of Dissenting Membership Interests, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Membership Interests.

Section 8.03.  Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04.    Certain Limitations.

(a)          For purposes of this ARTICLE VIII, the amount of any Losses, but not for the purpose of determining whether there has been any inaccuracy in or breach of any representation or warranty, shall be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to a representation or warranty.

(b)          The Members shall have no liability for indemnification pursuant to Section 8.02(a) with respect to Losses for which indemnification is provided unless the aggregate of all Losses exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), in which case the Members shall be liable for all such Losses from the first dollar. The aggregate liability of the Members under Section 8.02(a) shall not exceed the amount of the Holdback Amount.

(c)          Parent shall have no liability for indemnification pursuant to Section 8.03(a) with respect to Losses for which indemnification is provided unless the aggregate of all Losses exceeds the Basket, in which case Parent shall be liable for all such Losses from the first dollar. The aggregate liability of Parent under Section 8.03(a) shall not exceed the amount of the Holdback Amount.

(d)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any for and any claims arising from fraud, criminal activity or willful misconduct, or for any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.11, Section 3.21, Section 4.01 and Section 4.06.

(e)          The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of any costs to recover such insurance payments and any increased premiums resulting therefrom). Each Indemnified Party shall act in good faith and a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Indemnified Party shall have any obligation to seek recovery from any third party or pursue recovery under any insurance policy with respect to any Losses.

Section 8.05.   Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. For purposes of this ARTICLE VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Member Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Member Representative. Any payment received by Member Representative as the Indemnified Party shall be distributed to the Members in accordance with this Agreement.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Article VIII, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06.    Payments; Holdback.

(a)          Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(b)          Member Representative shall have the option to satisfy any Losses payable to a Parent Indemnitee pursuant to Article VIII (i) by the payment of such Losses to Parent by wire transfer of immediately available funds or (ii) the directing the Parent to deduct such number of shares of Parent Company Stock from the Holdback Amount as determined by dividing (A) the amount of such Losses by (B) the Parent Share Value. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of each Member under this Agreement shall not exceed such Member’s Pro Rata Interest multiplied by the sum of the Closing Merger Consideration plus the portion of the Holdback Amount actually received by the Members plus any satisfied Milestones actually received by the Members.

Section 8.07.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties for tax purposes as an adjustment to the consideration for the Membership Interests, unless otherwise required by Law.

Section 8.08.   Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09.   Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall (i) limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct (ii) or operate as a waiver of any right that a Person may have as a shareholder of Parent from and after the Closing.

ARTICLE IX
TERMINATION

Section 9.01.   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Parent;

(b)          by Parent by written notice to the Company if:

(i)          neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company's receipt of written notice of such breach from Parent; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2015, subject to extension at the Parent’s election, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Company by written notice to Parent if:

(i)          the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2015, subject to extension at the Company’s election, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02.   Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE IX, Section 5.02(b) and ARTICLE X hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01.   Member Representative.

(a)          By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement, including the exercise of the power to:

(i)          give and receive notices and communications;

(ii)         agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.15;

(iii)        agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to ARTICLE VI and ARTICLE VIII;

(iv)         litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VI and ARTICLE VIII;

(v)          execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi)         make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii)        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(viii)      take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement (including ARTICLE VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by Member Representative, and on any other action taken or purported to be taken on behalf of any Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Members. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each such Person. No Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Members, or by operation of Law, whether by death or other event.

(b)          Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Members according to each Member’s Pro Rata Interest (the “Majority Holders”); provided, however, in no event shall Member Representative resign or be removed without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 10.01(a) above.

(c)          Member Representative shall not be liable to the Members for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Members shall severally and not jointly (in accordance with their Pro Rata Interest), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. Parent will, or will cause the Surviving Entity to, promptly reimburse Member Representative for any reasonable out-of-pocket administrative expenses up to a maximum of one hundred thousand dollars ($100,000) (the “Representative Fund”) reasonably incurred by Member Representative in the course of performing such Member Representative duties necessary to effect the transactions contemplated by this Agreement, against appropriate receipts or other supporting documentation, as may be requested by Parent or the Surviving Entity. All requests for reimbursement from the Representative Fund by Member Representative must be received, together with the appropriate receipts and supporting documentation, by Parent no later than the earlier of (i) the Third Milestone Date and (ii) the Satisfaction Date of the Third Milestone.

Section 10.02.   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03.   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	Abeona Therapeutics LLC
10000 Cedar Avenue
Cleveland, Ohio 44106
E-mail: tmiller@abeonatherapeutics.com
Attention: Tim Miller, PhD

with a copy to:	Ulmer & Berne LLP
Skylight Office Tower
1660 West 2nd Street, Suite 1100
Cleveland, Ohio 44113-1448
Facsimile: (216) 583-7001
E-mail: speppard@ulmer.com
Attention: Sean T. Peppard

If to Parent or Merger Sub:	PlasmaTech Biopharmaceuticals, Inc.
1325 Avenue of the Americas, 27th Floor
New York, New York 10019
Facsimile: (214) 905-5101
E-mail: srouhandeh@plasmatechbio.com
Attention: Steven Rouhandeh

4848 Lemmon Avenue, Suite 517
Dallas, TX 75219
E-mail: sthompson@plasmatechbio.com
Attention: Stephen B. Thompson

with a copy to:	Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Facsimile: (617) 951-8736
E-mail: jack.concannon@morganlewis.com
Attention: John J. Concannon, III

If to Member Representative:	Paul A. Hawkins
11471 Euclid Avenue
Apt. 214B
Cleveland, OH 44106
E-mail: paulallenhawkins@yahoo.com

Section 10.04.  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05.  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06.   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07.   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08.   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09.   No Third-Party Beneficiaries. Except as provided in Section 5.08, Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10.  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Member Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Members, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12.  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABEONA THERAPEUTICS LLC

By	/s/ Timothy J. Miller
Name: Timothy J. Miller
Title: CEO

PLASMATECH BIOPHARMACEUTICALS, INC.

By	/s/ Steven H. Rouhandeh
Name: Steven H. Rouhandeh
Title: Executive Chairman

PLASMATECH MERGER SUB, INC.

By	/s/ Steven H. Rouhandeh
Name: Steven H. Rouhandeh
Title: President

MEMBER REPRESENTATIVE

/s/ Paul Hawkins
Paul A. Hawkins, solely in his capacity as Member Representative